AURA SYSTEMS INC
Term Sheet v10
Series B Cumulative Convertible Preferred

Amount:	Minimum: $5,000,000* Maximum: $15,000,000* *These amounts do not include any conversion of the Intercreditor Bridge Loans mentioned below.
Ranking:	Senior to common stock, Series A and any future series of preferred stock.
Price/Preferred share:	$5.00
# of Preferred shares:	Minimum: 1,000,000 shares Maximum: 3,000,000 shares
Warrant coverage:

25% of the newly issued common shares on an as if converted basis, for a total of a minimum of 62,500,000 warrants and a maximum of 187,500,000 warrants. Warrants will be for 7 years with an exercise price at $0.02. The underlying common stock resulting from (i) conversion of Series B (ii) exercise of the warrants will be registered.

Conversion to common:	$0.02 conversion price (on investment plus accrued dividends), for a minimum of ____________ and a maximum of __________ common shares initially issuable upon conversion.
Coupon:

8% per year

Dividends will be cumulative and will accrue annually.
Dividends will not be paid in cash, but will accrue and be paid upon conversion or liquidation through credit for them in the conversion price and liquidation preference.

Conversion:

The Company shall have the right to force conversion under the following:

a. The existence of an effective SEC Registration for the underlying common stock.
b. The closing quoted price shall be greater than $0.10 for 20 consecutive trading days.
c. The number of authorized common shares has been increased.
d. The Company is not in a quiet period.

In addition, upon conversion of a majority of the Series B, the remainder of the Series B shall automatically convert.

Anti Dilution Provisions:	Full ratchet
Liquidation Preference:	Investment plus accrued dividends.
Voting Rights:	Same as common on an as if converted basis. Additional separate class voting rights on customary fundamental change and protective provisions.
Conversion of Bridge Loans:

$3,000,000 of the Intercreditor Bridge Loans will be converted to Series B upon initial funding by the Intercreditor Lenders when $3,000,000 has been subscribed excluding funds used for the Real Estate transaction or for payments to settle litigation with the Aries Group. The balance of the Intercreditor Bridge Loans will be converted upon the occurrence of the following and in accordance with the following schedule:

a. All Series B investors have fulfilled all commitments as scheduled.

b. The number of authorized common shares has been increased.

c. The existence of an effective registration statement for the underlying common stock.

d. The remaining creditor situation (apart from the real estate and former management situations) has been resolved to the satisfaction of the Intercreditor lenders.

e. Provided a thru d are completed, at the end of each calendar quarter an additional amount will be converted equal to the amount of additional funds received in the quarter over the amount set forth above.

Extension of the Secured Notes

Intercreditor lenders will agree that the maturity date of the Intercreditor Bridge Loans will be extended to 12 months from the initial funding by the Series B investors, with any event of default provisions limited to the existing ones of the Intercreditor Bridge Loans plus an additional one that the Series B Investors have fulfilled all commitments.

The Company shall have the right to prepay the outstanding balance at any time without penalty. [(Warrants granted in the past for prior extensions will be honored by the Company).]

Intercreditor lenders will have the right to convert into Series B if the Company should elect to exercise its right to prepay the Intercreditor Bridge Loans.

Demand Registration:

The Company will file a registration statement with the SEC for the underlying common stock resulting from (i) conversion of the Series B and (ii) exercise of the warrants, within 120 days after shareholder approval for increase in authorized common shares.

If the Company fails to file the registration with the SEC or fails to timely respond to any SEC comments (within 45 days), (i) the conversion price of the Series B and (ii) the exercise price of the warrants shall be reduced by 2.5% per month up to a maximum of 12.5%, [change to issuance of additional warrants] until such time as the filing or response is submitted.

Firm Commitment and Funding Schedule:

The Series B Investors will contractually agree, under a Subscription Agreement, to investment amounts totaling at least the minimum and further agree to fund such investments in an amount and schedule shown in Exhibit A, which shall be acceptable to the Intercreditor lenders. [Note that current Exhibit A is not.] [Series B Investors retain rights to fund additional 50% of the agreed funding within the same time frame.]

Penalty to Investors

[Any investor that fails to fund according to the Schedule shown in Exhibit A will be given 7 days to cure the default. If the default is not cured, investor hereby agrees to a liquidated damage penalty. Such penalty will be equal to 10% of the amount not funded when due. In addition each investor hereby agrees to forfeit 25% of all Series B warrants issued, and agrees that all Series B held by such investor is subject to mandatory conversion, at the sole option of the Company, subject to the condition that the Company has registered the underlying common stock. If the registration of the common stock has not been completed at the time of the failure to fund, this right of the Company to enforce mandatory conversion will remain in effect until such time as the registration is effective.

In the event that any investor fails to meet their funding obligations the board member nominated by such investor will submit his or her resignation, as permitted by law.][Note this looks more like an option than a commitment and looks dependent on when the money is coming in - need to discuss and resolve.]

Series A Conversion:	Series A holders shall have the right to convert their Series A accrued, but unpaid, dividends into Series B. Conversion rights to continue for one year.
Board Representation:

Three members of the Board, as determined by the Series B holders (Series B Investors and Intercreditor Lenders converting into Series B), will resign from the Board effective with the initial funding by the Series B Investors. Investors will provide a legal opinion regarding the legality and enforceability of this requirement.

Series B holders will have the right to elect three members of the Board. Under a Voting Agreement, (i) Koyah will have the right to designate one (See Resignation Section below) and (ii) of the other Series B investors, each of the first 3 Series B Investors subscribing to at least $1,250,000 in Series B stock will each have the right to designate one Board Member to fill the vacancies resulting from the resignations.

Resignation:

Mr. Meehan shall resign as Chairman/CEO upon the initial funding by the Series B investors. Mr. Meehan will continue to serve as a Board Member until the final payment of his severance, and thereafter at the pleasure of Koyah as the designated appointee of Koyah. [Koyah will provide a letter to the Series B investors stating their preference for Mr. Meehan's continued service on the Board.]

Mr. Meehan's severance payment schedule will include $120,000 at the time of initial funding (or such later time as may be mutually agreed to by Mr. Meehan and the Series B investors) and $10,000 per month thereafter for 6 months. In addition, Mr. Meehan will be granted 10M warrants under the same terms and conditions as the Series B investors.

Mr. Meehan will help in the transition during the period. Mr. Rescino shall continue in his function at the pleasure of the Board.

Management:	The new Board shall select the operating officers for the Company. This selection to include the CEO,CFO, General Counsel and VP of Sales.
Officers and Directors

Series B investors agree that:

(i) Existing indemnification provisions for Officers and Directors will be honored by the Company, and

(ii) Company to maintain D&O coverage, at the current level or greater, for 5 years, to include tail for resigning members.

Shareholders Meeting:	Aura will call a special shareholders meeting as soon as possible after the initial funding by the Series B investors to increase the authorized number of common shares.
Vote to Increase Authorized Shares:

All the Series B investors and the Intercreditor lenders (i) shall vote all of their shares (common as well as Series A and B) to increase the number of authorized common shares of the Company and (ii) shall take all appropriate steps to expedite shareholder approval of this increase.

Certificate of Designation:	The Company will file a certificate of designation for the Series B with the State of Delaware reflecting the terms and conditions.
Use of Proceeds:

The Company shall use proceeds from this investment to:

a. Pay the differential amount to cure the arrears and penalties with the lender of the Real Estate, such differential amount being equal to the amount due to Lennar to cure (approximately $600,000) less the Yair Ben Moshe payment of $400,000.

b. Regular working capital.

Placement Fees: The Company shall not pay anyone any fees related to this investment.

Real Estate:

Aura Realty will enter into a Sale-Leaseback Agreement for the real estate properties. The real estate documents shall be in a form and substance satisfactory to the majority of Series B Investors and the majority of Intercreditor lenders.

Litigation Settlement:

The Company will enter into a global settlement with previous management. Settlement to be held confidentially, to the extent permited by law. The settlement documents shall be in a form and substance satisfactory to the Company and to the majority of Series B investors and the majority of Intercreditor lenders.

Document Costs:	The Company will pay up to $10,000 for legal counsel to the Series B investors related to the preparation of legal documents that reflect this term sheet.

This Term Sheet summarizes the principal terms of the proposed issuance of Series B Cumulative Convertible Preferred Stock by Aura Systems, Inc.   This Term Sheet is an expression of the intent of the parties to thisTerm Sheet, but there is no legally binding obligation on the part of any party to this Term Sheet unless and until definitive agreements are signed by all parties.  The arrangements regarding the Intercreditor Bridge Loans that are described in this Term Sheet are subject to the approval of all of the Intercreditor lenders. Furthermore, any intent by the undersigned to move toward drafting definitive documents is subject to all parties signing this document by 6:00 PST June 17, 2004.

The parties hereby agree to this term sheet on June _____, 2004.

Series B Investors:

[NAME]

____________________________________ Date: ____________________________________

By: ________________________,

________________________

[NAME]

____________________________________ Date: _____________________________________

By: ________________________,

________________________

[NAME]

_____________________________________ Date: _____________________________________

By: ________________________,

________________________

The Company:

AURA SYSTEMS, INC.

_____________________________________ Date: _____________________________________

By: Neal Meehan,

Chief Executive Officer and

Chairman of the Board

Koyah Ventures, LLC for itself and Koyah Partners, L.P. and Koyah Leverage Partners, L.P.

By James M. Simmons, Manager.

Dated: June 17, 2004

Aura Systems, Inc.
Series B Cumulative Convertible Preferred

Schedule A

	Prior and Non-Working Capital Investments	June	July	August	September	October	Nov-emb-er	December	Jan-uary	February	March	April	May	Total

Koyah (1)	$ 160,000	$ 240,000	$ 100,000											$ 500,000

Yair Ben Moshe (2)(3)	$ 300,000				$ 250,000					$ 250,000	$ 300,000	$ 300,000	$ 400,000	$ 1,800,000

David Maimon (4)	$ 200,000				$ 250,000						$ 300,000	$ 300,000	$ 400,000	$ 1,450,000

Aries Group & Affiliates (5)(6)	$ 215,000	$ 15,000	$ 100,000	$ 225,000		$ 350,000		$ 445,000		$ 300,000	$ 400,000		$ 450,000	$ 2,500,000

Others (7)(8)		$ 100,000	$ 200,000											$ 300,000

Total	$ 875,000	$ 355,000	$ 400,000	$ 225,000	$ 500,000	$ 350,000	$ -	$ 445,000	$ -	$ 550,000	$ 1,000,000	$ 600,000	$ 1,250,000	$ 6,550,000

(1) $160,000 to Company to cure Lennar default
(2) $100,000 to Company May 7, 2004
(3) $200,000 to Company to cure Lennar default
(4) $200,000 to Company to cure Lennar default
(5) $115,000 Credit toward Aries Group Settlement
(6) $100,000 to Company to cure Lennar default
(7) $100,000 in June thru Applebey
(8) $200,000 in July TBD